Exhibit 99.B.h.(xxxii)

EXHIBIT H.(XXXII)

SUB-ADVISORY FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of May 28, 2010, between Hartford Investment Financial Services, LLC (the “Adviser”) with respect to the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Wellington Management Company, LLP (“Wellington Management”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between The Hartford Mutual Funds, Inc., on behalf of the Funds, and the Adviser dated Nov. 1, 2009, and the Adviser has also been appointed investment adviser to a wholly owned subsidiary of each Fund organized in the Cayman Islands (each, a “Subsidiary”) pursuant to a separate investment management agreement dated May 28, 2010; and

WHEREAS, the Adviser has appointed Wellington Management as investment sub-adviser of each of the Funds pursuant to an Investment Sub-Advisory Agreement between the Adviser and Wellington Management dated Oct. 1, 2009, and has also appointed Wellington Management as investment sub-adviser to each Subsidiary pursuant to a separate investment sub-advisory agreement dated May 28, 2010; and

WHEREAS, the Adviser and Wellington Management desire to enter into the arrangements described herein relating to the sub-advisory fee of the Funds;

NOW, THEREFORE, the Adviser and Wellington Management hereby agree as follows:

1.                                       Wellington Management hereby agrees to waive, for each Fund listed on Schedule A, a portion of its sub-advisory fee in the amount that Wellington Management is paid by the Adviser in connection with each Fund’s investment in its corresponding Subsidiary, for the period the Fund invests a portion of its assets in its corresponding Subsidiary.

2.                                       The waiver described in Section 1 above is not subject to recoupment by Wellington Management.

3.                                       The Adviser and Wellington Management each understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Companies on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.                                       This Agreement shall terminate upon written notice of termination by the Adviser.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD INVESTMENT FINANACIAL SERVICES, LLC

By:	/s/Robert Arena
Robert Arena
Title:	President

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/D.C. Nordin
Title:	Senior Vice President

SCHEDULE A

The Hartford Global All-Asset Fund

The Hartford Global Real Asset Fund